EXHIBIT 99.1

[GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]


                      IVAX ACHIEVES RECORD EARNINGS IN 2001

    FY2001 EPS Up 86% To $1.19 Per Share - Net Revenue Up 53% To $1.2 Billion

         MIAMI - February 13, 2002 - IVAX Corporation (AMEX: IVX, LSE: IVX.L) today reported an 86% increase in net income to $243 million, or $1.19 per share, for the year ended December 31, 2001 from net income of $131 million, or $.64 per share, reported a year ago. Net income for the fourth quarter of 2001 was $53.8 million, or $.27 per share, versus net income of $49.7 million, or $.24 per share, for the same quarter of last year.

         Net revenue for 2001 increased by 53% to $1.2 billion compared to net revenue of $793 million in 2000. Fourth quarter net revenue rose by 36% to $330 million compared to net revenue of $243 million in the fourth quarter of last year.

         "Our continued growth during the past year underscores IVAX' strategy of product and geographic diversification that provides multiple revenue sources and income streams. Revenue gains in 2001 were driven by strong worldwide sales of the company's brand and brand equivalent (generic) pharmaceutical products, including U.S. sales of generic paclitaxel and global sales of the company's respiratory products, as well as contributions from acquisitions made over the past year. On a geographic basis, net revenue for the year increased 74% in North America, 10% in Europe and 253% in Latin America over the prior year. International sales were approximately 54% of our net revenue for the year; Argentina represented less than 2.3% of our net revenue. Looking ahead, we anticipate that our branded drug business will grow rapidly upon commercialization of new drugs in our proprietary pipeline while our brand equivalent business will also benefit from a strong pipeline and greater demand due to demographic and market factors. Furthermore, we will continue to make strategic acquisitions of companies, products and technologies as opportunities present themselves," said Phillip Frost, M.D., chairman and chief executive officer of IVAX Corporation.

         Neil Flanzraich, vice chairman and president of IVAX Corporation said, "This was another successful year for IVAX. Our gross profit for 2001 rose 64% to $630 million while our gross margin improved to 52% compared to 48% a year ago. Our substantial growth in income was achieved despite a 32% increase in research and development spending, which totaled $86 million for the year."

         Mr. Flanzraich added that "IVAX' worldwide respiratory product sales grew substantially in 2001 compared to $140 million in 2000." He also reiterated that "IVAX' generic paclitaxel product, ONXOL(TM), is on the market to stay. It is the dominant generic paclitaxel product in the U.S. with approximately 95% share of the generic segment and about 40% share of the entire U.S. paclitaxel market. The future of ONXOL was secured last month following our successful invalidation of the American BioScience, Inc. patent claims and the subsequent delisting of this patent from the FDA's Orange Book, which then enabled the FDA to renew approval of our ANDAs without any interruption in the marketing of our product."

         Mr. Flanzraich summarized IVAX' achievements over the past year, "We continued to develop key drugs in our proprietary and brand equivalent pipelines. In advanced stages of clinical trials are our oral formulation of paclitaxel for lung, breast and stomach cancer. The immunotoxin, TP-38, for brain cancer continues to show great promise. Various asthma drugs in our patented inhalers and drugs to treat multiple sclerosis, epilepsy and Parkinson's disease are also in the clinical stages of development as are drugs to treat regional ileitis and colitis. A unique, patented, new drug for hormone replacement therapy appears to have important potential and is also in human trials."

         "We filed 12 Abbreviated New Drug Applications (ANDAs) and received eight brand equivalent drug approvals and one tentative approval in 2001. So far in 2002, we have filed four ANDAs and received three generic approvals giving us a current pipeline of 38 ANDAs and three tentative approvals pending with the FDA," Mr. Flanzraich added.

         "We also completed strategic acquisitions of pharmaceutical companies in Mexico and Chile, and two currently marketed branded respiratory products for the U.S. market. To market these and other proprietary products, we are increasing our IVAX Laboratories sales force," said Mr. Flanzraich.

         IVAX continues to repurchase its shares. More than 8.6 million of the
12.5 million shares authorized under the current repurchase program have been repurchased at prices ranging from $17.74 to $35.05 per share. Since February 1998, IVAX has repurchased more than 49.9 million of its shares. At January 31, 2002, the company had approximately 196.4 million shares outstanding.

         IVAX Corporation, headquartered in Miami, Florida, is engaged in the research, development, manufacturing, and marketing of branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and international markets.

         Copies of this and other news releases may be obtained free of charge from IVAX' web site at www.ivax.com. Shareholders and prospective investors can register to automatically receive the company's press releases via email at www.ivax.com/ComNewsv2.htm.

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the uncertainty that the impact of competitive products and prices may be greater than anticipated, that political and economic instability in some countries in which we conduct our business, particularly Argentina and other Latin American countries, may adversely affect the revenue our foreign operations generate, that IVAX has in the past and may in the future experience difficulties in obtaining raw materials necessary for the production of IVAX' products, particularly paclitaxel, on commercially reasonable terms or at all, that the recently approved paclitaxel products and any subsequently approved paclitaxel products may diminish the growth prospects and demand for IVAX' paclitaxel, that recent regulatory and legal resolutions regarding IVAX' paclitaxel product may be appealed or reversed and could result in a suspension of IVAX' ability to market ONXOL, that the company may not be able to purchase additional companies, products or technologies or increase its sales force, that benefits anticipated from acquisitions will not occur, that benefits anticipated from tax structures will not occur, that clinical trials and studies for products and compounds under development may not be commenced, may take longer than anticipated, may fail, may not achieve the expected results or effectiveness and may not generate the data that would support the approval or marketing of these products for the indications being stated or for other indications, and that the compounds and products in IVAX' research pipeline will not be successfully developed, will not receive regulatory approval or will not be successfully commercialized. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors, competitive product development, product availability, current and future branded and generic competition for the company's products, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, trade buying patterns, exchange rate fluctuations, patent positions and the timing and outcome of legal proceedings, among other things. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Paclitaxel is the generic name of the cancer drug Taxol(R), a registered trademark of Bristol-Myers Squibb Company.

CONTACTS:
Thomas E. Beier
Senior Vice President, Finance & Chief Financial Officer
305.575.6563
or
Howard A. Goldman
Director/Investor Relations & Corporate Communications
305.575.6043
www.ivax.com

                        IVAX Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations



                                                                Three Months                   Twelve Months
Period Ended December 31,                                  2001 (1)        2000            2001 (1)       2000
(In thousands, except per share data)                      --------        ----            --------       ----

Net revenues                                            $  329,856      $  242,754      $1,213,560     $  793,405

Cost of sales                                              166,397         125,134         583,588        409,903
                                                        ----------      ----------      ----------     ----------

       Gross profit                                        163,459         117,620         629,972        383,502
                                                        ----------      ----------      ----------     ----------

Selling, general and administrative                         70,796          52,084         254,106        176,932

Research and development                                    20,988          15,705          86,198         65,331

Amortization                                                 6,186           2,634          19,412          9,042

Restructuring costs (accrual reversal)                       1,270            (496)          2,367         (4,535)
                                                        ----------      ----------      ----------     ----------

       Total operating expenses                             99,240          69,927         362,083        246,770
                                                        ----------      ----------      ----------     ----------

       Income from operations                               64,219          47,693         267,889        136,732

       Total other income (expense), net                      (634)          4,324          17,793         16,859
                                                        ----------      ----------      ----------     ----------

       Income from continuing operations
          before income taxes and minority interest         63,585          52,017         285,682        153,591

Provision for income taxes                                   9,979           2,240          49,883         13,214
                                                        ----------      ----------      ----------     ----------

       Income from continuing operations
          before minority interest                          53,606          49,777         235,799        140,377

Minority interest                                              201             (74)            344           (608)
                                                        ----------      ----------      ----------     ----------

       Income from continuing operations                    53,807          49,703         236,143        139,769

Extraordinary item - gain (loss) on
       extinguishment of debt, net of tax                     --              --             7,120         (2,254)

Cumulative effect of a change in accounting
       principle, net of taxes                                --              --              --           (6,471)
                                                        ----------      ----------      ----------     ----------

       NET INCOME                                       $   53,807      $   49,703      $  243,263     $  131,044
                                                        ==========      ==========      ==========     ==========


BASIC EARNINGS PER SHARE:
       Income from continuing operations                $     0.27      $     0.25      $     1.18     $     0.71
       Extraordinary item, net of tax                         --              --              0.04          (0.01)
       Cumulative effect, net of tax                          --              --              --            (0.03)
                                                        ----------      ----------      ----------     ----------
       Net Income                                       $     0.27      $     0.25      $     1.22     $     0.67
                                                        ==========      ==========      ==========     ==========

DILUTED EARNINGS PER SHARE:
       Income from continuing operations                $     0.27      $     0.24      $     1.15     $     0.68
       Extraordinary item, net of tax                         --              --              0.04          (0.01)
       Cumulative effect, net of tax                          --              --              --            (0.03)
                                                        ----------      ----------      ----------     ----------
       Net Income                                       $     0.27      $     0.24      $     1.19     $     0.64
                                                        ==========      ==========      ==========     ==========

AVERAGE SHARES OUTSTANDING:
       Basic                                               197,322         199,108         199,099        196,276
                                                        ==========      ==========      ==========     ==========
       Diluted                                             201,635         207,011         204,639        204,059
                                                        ==========      ==========      ==========     ==========


(1) Results of operations includes the results of Fustery, Netpharma, and Lab Chile subsequent to their acquisitions.

                        IVAX Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets



Condensed Balance Sheets                             December 31,   December 31,
(In thousands)                                            2001          2000
                                                          ----          ----


Assets
------

Cash & cash equivalents                               $  178,263     $  174,794
Marketable securities                                    154,842         76,734
Other current assets                                     618,858        407,586
Property, plant and equipment, net                       356,303        250,852
Other assets                                             788,986        158,220
                                                      ----------     ----------

       Total assets                                   $2,097,252     $1,068,186
                                                      ==========     ==========

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                     $   52,199     $      934
Other current liabilities                                349,160        219,690
Long-term debt                                           913,486        253,755
Other long-term liabilities                               57,791         23,472
Minority interest                                         14,712          1,712
Temporary equity - put options                              --           84,503
Shareholders' equity                                     709,904        484,120
                                                      ----------     ----------

       Total liabilities and shareholders' equity     $2,097,252     $1,068,186
                                                      ==========     ==========

                   IVAX Corporation and Subsidiaries
                      Business Segment Information



Revenues by Region
(In Thousands)

                                                   Three months                      Twelve months
Period Ended December 31,                      2001            2000              2001             2000
                                               ----            ----              ----             ----
North America
     External sales                       $   141,678      $   106,908      $   582,471      $   320,244
     Intersegment sales                         1,617             --              2,838              422
     Other revenues                             8,232              292            9,652           20,573
                                          -----------      -----------      -----------      -----------
     Net revenues - North America             151,527          107,200          594,961          341,239
                                          -----------      -----------      -----------      -----------

Europe
     External sales                            81,306           80,019          303,150          285,239
     Intersegment sales                        25,563             --             60,686           22,387
     Other revenues                            11,818           26,504           55,269           71,996
                                          -----------      -----------      -----------      -----------
     Net revenues - Europe                    118,687          106,523          419,105          379,622
                                          -----------      -----------      -----------      -----------

Latin America
     External sales                            78,899           24,768          222,444           62,299
     Other revenues                               185              (52)           1,741            1,136
                                          -----------      -----------      -----------      -----------
     Net revenues - Latin America              79,084           24,716          224,185           63,435
                                          -----------      -----------      -----------      -----------

Corporate & other
     External sales                             8,627            4,194           35,973           31,888
     Intersegment sales                       (27,180)            --            (63,524)         (22,809)
     Other revenues                              (889)             121            2,860               30
                                          -----------      -----------      -----------      -----------
     Net revenues - Corporate & other         (19,442)           4,315          (24,691)           9,109
                                          -----------      -----------      -----------      -----------

Net revenues                              $   329,856      $   242,754      $ 1,213,560      $   793,405
                                          ===========      ===========      ===========      ===========